UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On October 8, 2025, the Hartman Group distributed the following letter to shareholders:

Restoring Integrity to Silver Star

October 8, 2025

Dear Shareholder,

A new feature published this week, "Real Estate Veteran Al Hartman's Fight to Reclaim His Company Following Hostile Usurp" lays out, in detail, what we have been telling you for months.

This confirms the depth of the mismanagement and highlights the stakes of the upcoming shareholder vote. Below are excerpts from the article:

"Real Estate Veteran Al Hartman's Fight to Reclaim His Company Following Hostile Usurp"

HOUSTON — Real estate veteran Al Hartman built his company on a simple promise: disciplined investment and steady returns for everyday shareholders. But now, after a hostile takeover and a string of alleged financial missteps under new leadership, Hartman is waging a public fight to reclaim what he says was stolen: his company, and its integrity.

The disputed company is Silver Star Properties, formerly known as Hartman Short Term Income Properties XX, Inc., a real estate investment trust (REIT) with holdings across Texas.

Since Hartman's ouster in 2023, the company has faced mounting financial strain, culminating in a series of loan defaults, allegations of deceptive communications, and accusations of discriminatory treatment toward shareholders.

"This isn't mismanagement," Hartman wrote in a recent letter to investors. "It appears to be systematic fraud that could result in legal consequences."

The article continues:

The most recent flashpoint came in early September, when Silver Star's management filed an 8-K report with the SEC confirming that the company had defaulted on a $57.8 million loan tied to a portfolio of Walgreens-leased properties.

The filing revealed that the loan matured on August 9, 2025, and that management failed to refinance or repay it. Just four days later, the lender declared a default, triggering penalty interest on roughly $50 million in outstanding debt.

For Hartman, the event confirmed what he had warned shareholders about for months — a pattern of "reckless borrowing" and "incompetent leadership" that he believes is eroding shareholder value.

The article further states:

Despite the turmoil, Hartman insists that Silver Star's underlying portfolio still holds significant value — approximately $130 million, by his team's estimate. In a detailed presentation to shareholders, he outlined a "Return of Capital Plan" that would unwind the company's debt, liquidate key assets, and deliver direct payouts to investors.

The article continues:

"Our plan is simple and clear," Hartman said. "We will return capital directly to you and put shareholders first — with transparency, accountability, and real returns."

The article concludes:

The October shareholder vote will determine more than control of Silver Star Properties. It will decide whether the company's founding principles — transparency, accountability, and faith in ordinary investors — still have a place in corporate America.

[Read the full article here]

https://katychristianmagazine.com/2025/10/08/real-estate-veteran-al-hartmans-fight-to-reclaim-his-company-following-hostile-usurp/

The Choice Is Clear

Vote Blue to stop their obstruction, end the delays, and begin liquidation to return value to shareholders; or allow the Silver Star Board to bury your investment under years of litigation and misinformation.

Your voice matters and your vote counts. Send a resounding message that shareholder rights cannot be delayed or denied. Vote the Blue Card today.

See the attached proxy letter for more details. Click here to read the full letter.

Call us directly at (619) 664-4780 to vote for the BLUE card and for the return of your capital or vote the blue proxy from our online e-mail.

Sincerely,

Al Hartman
The Hartman Shareholder Alliance

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.